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                                                              File No. 333-16607
                                          Prospectus filed under Rule 424 (b)(3)

                                   PROSPECTUS

                             U.S. TRUST CORPORATION

                              192,378 COMMON SHARES

         This Prospectus relates to an offering by certain persons (the "Selling Shareholders") of up to 192,378 Common Shares, par value $1 per share (the "Shares") of U.S. Trust Corporation, a New York corporation (the "Corporation"). The Corporation will not receive any part of the proceeds from the sale of the Shares by the Selling Shareholders. This Prospectus also relates to up to 192,378 Rights to Purchase Series A Participating Cumulative Preferred Shares of the Corporation which are attached to and transferable only with the Shares. See "The Offering" and "Description of Rights."

         The Common Shares of the Corporation are traded in the Nasdaq National Market System. On November 18, 1996, the closing price of a Common Share was $71.375.

         The Selling Shareholders may sell the Shares from time to time in ordinary brokers' transactions or otherwise, at then current market prices or at negotiated prices. The Selling Shareholders may pay commissions to designated broker-dealers for assisting in the placement of the Shares; any such commissions will be subject to negotiation. Any such broker or dealer may be deemed to be an underwriter and any such commissions received by any such broker or dealer in connection with such sales and any profits received by any such broker or dealer on the resale of any Shares acquired as principal may be deemed to be underwriting compensation. See "The Offering".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE;

                THE DATE OF THIS PROSPECTUS IS JANUARY 23, 1997.
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                                TABLE OF CONTENTS

                                                                     Page
                                                                  ---------
Available Information                                                  2

Incorporation of Certain Documents by Reference                        3

The Corporation and the Trust Company                                  4

The Offering                                                           4

Description of the Rights                                              6

Legal Matters                                                          7

Experts                                                                7

                              AVAILABLE INFORMATION

         A Registration Statement on Form S-3 relating to the Shares offered hereby (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York, and Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants such as the Corporation that file electronically with the Commission. The address of such site is http://www.sec.gov.

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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference into this
Prospectus:

 (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-20469);

 (b) The Corporation's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

 (c) The description of the Common Shares contained in the Corporation's Registration Statement on Form 10 dated February 9, 1995, for the registration of the Common Shares pursuant to Section 12(g) of the Exchange Act, and any amendments or reports hereafter filed for the purpose of updating such description; and

 (d) The description of the Rights contained in the Corporation's Registration Statement on Form 8-A filed September 5, 1995 for the registration of the Rights pursuant to Section 12(g) of the Exchange Act, and any amendments or reports hereafter filed for the purpose of updating such description.

         In addition, all reports and documents filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Corporation will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Written requests should be sent to:
Corporate Communications Department, U.S. Trust Corporation, 114 West 47th Street, New York, New York 10036. Telephone requests may be directed to:
Corporate Communications Department, at 212-852-1000.

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                      THE CORPORATION AND THE TRUST COMPANY


         The Corporation, a New York corporation, is a bank holding company subject to the Federal Bank Holding Company Act of 1956, as amended. The Corporation's principal executive office is located at 114 West 47th Street, New York, New York 10036 (telephone 212-852-1000).

         The Corporation's principal subsidiary is United States Trust Company of New York (the "Trust Company"), a state chartered bank and trust company. The Trust Company provides trust and banking services to individuals and institutions both nationally and internationally, including investment management, estate and trust administration, financial planning, corporate trust and agency, and personal and institutional banking. The Trust Company is a member bank of the Federal Reserve System and an insured bank of the Federal Deposit Insurance Corporation and is one of twelve members of the New York Clearing House Association.

         The Corporation's other banking subsidiaries are located in California, Florida and Texas. Limited-purpose trust company subsidiaries of the Corporation are located in New Jersey, Connecticut and Oregon.

                                  THE OFFERING

         The Shares may be sold from time to time by the Selling Shareholders. Three of the Selling Shareholders were the sole shareholders of Lilienthal Associates ("Lilienthal"), a California corporation, and the other Selling Shareholder is Florence Fearrington, Inc., ("Fearrington"), a New York corporation.

         Upon the closing of a merger agreement between Lilienthal, U.S. Trust Company of California, N.A., a national banking organization and a wholly owned subsidiary of the Corporation ("California"), and UST-LA, Inc., a California corporation and a wholly owned subsidiary of California, Lilienthal was merged with UST-LA, Inc., and the separate corporate existence of UST-LA, Inc., thereupon ceased. Lilienthal was the surviving corporation in the merger and became a wholly owned subsidiary of California. Upon the closing of this merger, the Selling Shareholders who were shareholders of Lilienthal received their Shares in exchange for their Lilienthal shares.

         Upon the closing of an asset purchase agreement between Fearrington and the Trust Company, Fearrington received its Shares in exchange for substantially all the assets and assumption of substantially all the liabilities of Fearrington.

         The following is a list of the Selling Shareholders (and the position held by the Selling Shareholders who were shareholders of Lilienthal) and the number of Shares and related Rights received by each in accordance with the foregoing, all of which Shares and Rights are offered hereby:

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
                                                                                             Number of
                                                                                            Shares (and
Selling Shareholders                       Position with Lilienthal                       related Rights)
--------------------                       ------------------------                       ---------------
John G. Lilienthal                                President                                          32,360
Bruce J. McGregor                               Vice President                                       18,877
Randall B. Matthews                          Secretary/Treasurer                                      2,696
                                                                                           ----------------

                                                                                                     53,933

                                                                                           ----------------

Florence Fearrington, Inc.                            --                                            138,445
                                                                                           ----------------

                                                                                                    192,378
                                                                                           ================


         Subsequent to the closing of the merger agreement between Lilienthal and U.S. Trust Company of California, N.A., John G. Lilienthal and Bruce J. McGregor retained their above listed positions with Lilienthal and each became Vice Presidents of California.

         At the date of this Prospectus, to the Corporation's best knowledge, no Selling Shareholder owns any securities of the Corporation other than the Shares.

         The Selling Shareholders have not advised the Corporation of any specific plans for the distribution of the Shares. The Shares may be sold from time to time directly by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest, by means of (a) block trades, in which a broker or dealer will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) ordinary brokers' transactions on the Nasdaq System or on the floors of any securities exchanges on which the Common Shares may be admitted to trading, (d) "exchange distributions" and "special offerings" of Shares pursuant to and in accordance with the rules of such exchanges, and (e) a combination of any such methods of sale, in each case on the Nasdaq System or otherwise in the over-the-counter market, on any securities exchanges on which the Common Shares may be admitted to trading, through negotiated transactions, or otherwise, at market prices prevailing at the time of resale or at prices otherwise negotiated. In addition, any Shares which qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders may also from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom they may act as agents.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Shares offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

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         Upon the Corporation's being notified by a Selling Shareholder that any material arrangement has been entered into for the sale of Shares through a block trade, special offering, exchange distribution or underwritten offering, a supplement to this Prospectus will be distributed herewith, if required, which will set forth the aggregate amount of Shares being sold and the terms of such sale.

         The Selling Shareholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Corporation is paying all expenses associated with the Registration Statement. The Corporation has agreed to indemnify the Selling Shareholders against certain liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

         The Corporation will not realize any proceeds from the sale of the Shares by the Selling Shareholders.

                            DESCRIPTION OF THE RIGHTS

         On August 29, 1995, the Board of Directors of the Corporation declared a dividend of one Right for each outstanding Common Share. This distribution was made to the holders of record of Common Shares outstanding on September 1, 1995, and is being made with respect to each Common Share issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from the Corporation one one-hundredth (1/100th) of a Series A Participating Cumulative Preferred Share of the Corporation (a "Preferred Share") at a price of $150, subject to adjustment in certain events. Until the Distribution Date, the Rights (i) will not be exercisable, (ii) will be evidenced by the certificates for Common
Shares registered in the names of the holders thereof and not by separate Right Certificates, and (iii) will be transferable with and only with Common Shares, and one Right will be associated with each Common Share, subject to adjustment in certain events. The Rights will expire on September 1, 2005, unless earlier redeemed by the Corporation.

         The "Distribution Date" is defined as the date of the earlier to occur of (i) a Triggering Event, which shall occur if any person (other than the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies) or group (including any affiliate or associate of such person or group) shall acquire, or obtain the rights to acquire, beneficial ownership of 20% or more of the Common Shares then outstanding and (ii) with respect to the potential acquisition by any person (other than the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies) of beneficial ownership of 25% or more of the outstanding Common Shares, the tenth day after the date of the earlier to occur of (a) notice of approval under the Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1841 et seq.), (b) notice of nondisapproval under the Change in Bank Control Act (12 U.S.C.
Section 1817 (j)), or (c) the expiration, without a notice of disapproval having been issued, of the prior notification period under the Change in Bank Control Act with respect to a notification thereunder.

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         The Rights may have certain anti-takeover effects. A description of the
Rights and the Preferred Shares is set forth in the Corporation's Registration Statement on Form 8-A dated September 5, 1995, for the registration of the Rights pursuant to Section 12(g) of the Exchange Act, which Registration Statement is incorporated herein by reference.

                                  LEGAL MATTERS

         The validity of the Shares and Rights offered hereby has been passed upon for the Corporation by Ronald A. Schwartz, Esq., Vice President and Assistant General Counsel of the Corporation.

                                     EXPERTS

         The consolidated statements of condition as of December 31, 1995 and 1994 and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, of the Corporation, incorporated by reference in this Prospectus from the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated herein in reliance on the report thereon of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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